EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

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                         SUBSIDIARIES OF THE REGISTRANT


E-Trend Networks, Inc., a Delaware corporation, has the following subsidiaries:

1. E-Trend Networks, Inc., a Nevada corporation which does business under that name.

2. Langara Distribution Inc., an Alberta corporation which does business under that name.

3.       Cool Entertainment, Inc., a Washington corporation.